NEWS RELEASE

Teradata Reports 2016 First Quarter Results

•	First quarter revenue was $545 million, down 6 percent, down 4 percent in constant currency(1)

•	Revenue excluding the Marketing Applications business was $511 million, down 6 percent, down 4 percent in constant currency(1)

•	Non-GAAP EPS was $0.47 in the first quarter, up 57 percent, versus $0.30 in the first quarter of 2015(2)

•	Teradata signed a definitive agreement to sell its Marketing Applications business

•	Transformation initiatives progressing as expected
ATLANTA, Georgia - May 5, 2016 -- Teradata Corp. (NYSE: TDC) reported revenue of $545 million for the quarter ended March 31, 2016, versus $582 million in the first quarter of 2015. Revenue in the first quarter decreased 6 percent, down 4 percent when compared in constant currency. (1) Excluding the Marketing Applications business the company expects to exit around the end of the second quarter of 2016, revenue was $511 million, which was down 6 percent, or down 4 percent in constant currency(1) compared to $544 million the first quarter of 2015.
Gross margin was 49.4 percent, as reported under U.S. Generally Accepted Accounting Principles (GAAP), versus 47.6 percent reported in the first quarter of 2015. On a non-GAAP basis, excluding stock-based compensation expense, special items and the Marketing Applications business as described in footnote #2, gross margin was 51.1 percent, versus 49.3 percent in the first quarter of 2015.(2) The increase in non-GAAP gross margin for the quarter resulted primarily from favorable deal and product mix and higher services margin.
Teradata reported a GAAP net loss of $(46) million in the first quarter, or $(0.36) per diluted share, which compared to net income of $22 million, or $0.15 per diluted share, in the first quarter of 2015. Stock-based compensation expense, special items (including impairment of goodwill and other assets of $73 million, or $0.56 per diluted share) and the Marketing Applications business reduced Teradata’s first quarter net income by $108 million, or $0.83 per diluted share. Excluding stock-based compensation expense, special items and the Marketing Applications business, non-GAAP net income in the first quarter of 2016 was $62 million, or $0.47 per diluted share. Excluding stock-based compensation expense and special items in the first quarter of 2015 non-GAAP net income was $44 million, or $0.30 per diluted share.(2)

Segment Revenue Performance
(in millions)

	For the Three Months Ended March 31
	2016	2015	% Change as Reported	% Change in Constant Currency(1)
Americas Data and Analytics	$295	$336	(12)%	(11)%
International Data and Analytics	216	208	4%	7%
Total Data and Analytics	511	544	(6)%	(4)%
Marketing Applications	34	38	(11)%	(6)%
Total Revenue	$545	$582	(6)%	(4)%
Operating Income
Teradata reported a $(42) million GAAP operating loss in the first quarter of 2016 which included a goodwill and other assets impairment charge of $80 million. This compared to $30 million of operating income reported in the first quarter of 2015. On a non-GAAP basis, excluding stock-based compensation expense, special items and the Marketing Applications business operating income was $92 million. Non-GAAP operating income in the first quarter of 2015, excluding stock-based compensation expense and special items was $61 million.(2) The year over year increase in non-GAAP operating income was primarily due to the company’s cost reduction initiatives, and the exclusion of the Marketing Applications business, as well as the benefit of higher product and services gross margin rates.
Cash Flow
During the first quarter 2016, Teradata generated $251 million of cash from operating activities, compared to $222 million in the prior year period. Teradata generated $225 million of free cash flow (cash from operating activities less capital expenditures and additions to capitalized software)(3) in the first quarter of 2016, compared to $190 million in the same period in 2015. The increase in cash generation was largely due to the timing of working capital items and lower capital expenditures.
Balance Sheet
Teradata ended the first quarter 2016 with $917 million in cash, with over 95 percent of its cash held outside the United States. During the quarter, the company used $100 million of domestic cash to pay down its revolving credit facility. Additionally during the first quarter, Teradata purchased approximately 2 million shares of its stock for $47 million.
As of March 31, 2016, Teradata had total debt of approximately $673 million, including $593 million outstanding under a term loan and $80 million drawn on its $400 million revolving credit facility.

Sale of Marketing Applications business
On April 22, 2016, Teradata signed a definitive agreement to sell its Marketing Applications business for $90 million. After adjustments, closing costs and taxes, net proceeds from the sale are expected to be approximately $55-60 million, which will be used short-term to reduce the company’s revolving credit facility. The transaction is expected to close around the end of the second quarter of 2016. Teradata recorded the “assets held for sale” and “liabilities held for sale” at a current estimate of fair value less expected cost to sell.
2016 Outlook
GAAP revenue for 2016 is now expected to be in the $2.320 billion to $2.390 billion range, which includes approximately $70 million of revenue related to the Marketing Applications business. Excluding the Marketing Applications business, revenue for 2016 is now expected to decline 2 to 5 percent from 2015 (or $2.250 billion to $2.320 billion). Teradata no longer anticipates any currency impact on its year-over-year revenue comparison.
Full-year 2016 GAAP earnings per share guidance is $0.97 to $1.12, which includes the results of the Marketing Applications business that is expected to be sold around the end of the second quarter of 2016 and the incremental discrete tax expense associated with the sale. On a non-GAAP basis, which excludes stock-based compensation expense, other special items and the Marketing Applications business, earnings per share continues to be expected in the $2.35 - $2.50 range.(2) Teradata’s Marketing Applications business experienced approximately $45 million of operating loss in 2015. The year over year increase in non-GAAP earnings per share is benefited by Teradata’s cost rationalization initiatives, exiting the Marketing Applications business, as well as the benefits of share repurchases.
Business Transformation Update
Teradata is making good progress in its business transformation, including the expected exit of its Marketing Applications business. The company will provide more information regarding these initiatives during its earnings conference call today as well as later this year at an Analyst Day.
Earnings Conference Call
A conference call is scheduled today at 8:30 a.m. (ET) to discuss the company’s first quarter 2016 results. Access to the conference call, as well as a replay of the call, is available on Teradata’s website at investor.teradata.com.

Supplemental Financial Information
Additional information regarding Teradata’s operating results is provided below as well as on the Investor Relations page of Teradata’s website.

1.
The impact of currency is determined by calculating the prior-period results using the current-year monthly average currency rates. See the foreign currency fluctuation schedule on the Investor Relations page of the company’s web site at investor.teradata.com, which is used to determine revenue on a constant currency (“CC”) basis.

	For the Three Months Ended
	March 31
	(in millions)
Revenue	2016	2015	% Chg as Rpt’d	% Chg in CC
Products	$194	$241	(20)%	(18)%
(software/hardware)

Consulting services	179	172	4%	6%
Maintenance services	172	169	2%	4%
Total Services	351	341	3%	5%
Total Revenue	$545	$582	(6)%	(4)%

2.
Teradata reports its results in accordance with GAAP. However, as described below, the company believes that certain non-GAAP measures (such as non-GAAP gross margin, non-GAAP operating income, non-GAAP net income, and non-GAAP earnings per diluted share, or EPS, which exclude certain items as well as free cash flow) are useful for investors. Our non-GAAP measures are not meant to be considered in isolation or as substitutes for, or superior to, results determined in accordance with GAAP, and should be read only in conjunction with our condensed consolidated financial statements prepared in accordance with GAAP.

Special items included in Teradata’s 2016 first quarter GAAP net income included the following items, net of tax: $13 million of stock-based compensation expense; $3 million of amortization of acquisition-related intangible assets, $13 million of acquisition transaction, integration and reorganization-related expenses, $70 million for impairment of goodwill and acquired intangibles and $3 million for impairment of other assets. Teradata’s first quarter 2016 non-GAAP results also exclude the Marketing Applications business which is expected to be sold around the end of the second quarter of 2016. The Marketing Applications business had a $6 million net loss in the first quarter of 2016.

Special items for Teradata’s 2015 first quarter GAAP net income included the following items, net of tax: $12 million of stock-based compensation expense; $8 million of amortization of acquisition-related intangible assets and $2 million of acquisition transaction, integration and reorganization-related expenses.
The following tables reconcile Teradata’s actual and projected results and EPS under GAAP to the company’s actual and projected non-GAAP results and EPS for the periods presented, which exclude certain items. Our management regularly uses supplemental non-GAAP financial measures, such as gross margin, operating income, net income and EPS, excluding certain items internally, to understand, manage and evaluate our business and support operating decisions. The company believes such non-GAAP financial measures (1) provide useful information to investors regarding the underlying business trends and performance of the company’s ongoing operations, (2) are useful for period-over-period comparisons of such operations and results, that may be more easily compared to peer companies and allow investors a view of the company’s operating results excluding special items, (3) provide useful information to management and investors regarding present and future business trends, and (4) provide consistency and comparability with past reports and projections of future results.

Teradata’s reconciliation of GAAP to non-GAAP results included in this release.
(in millions, except per share data)

	For the Three Months Ended March 31

Gross Margin:	2016	2015	% Chg as Rpt’d
GAAP Gross Margin	$269	$277	(3)%
% of Revenue	49.4%	47.6%

Excluding:
Stock-based compensation expense	4	4

Amortization of acquisition-related intangible assets	2	5
Acquisition, integration and reorganization- related costs	3	1
Marketing Applications gross margin - excluded in 2016*	(17)	*
Non-GAAP Gross Margin	$261	$287	(9)%
% of Revenue	51.1%	49.3%

Operating (Loss)/Income:
GAAP Operating (Loss)/Income	$(42)	$30	(240)%
% of Revenue	(7.7)%	5.2%

Excluding:
Stock-based compensation expense	21	17

Amortization of acquisition-related intangible assets	5	11
Acquisition, integration and reorganization- related costs	20	3
Impairment of goodwill and other assets	80	-
Marketing Applications operating loss – excluded in 2016*	8	*
Non-GAAP Operating Income	$92	$61	51%
% of Revenue	18.0%	10.5%

Net (Loss)/Income:
GAAP Net (Loss)/Income	$(46)	$22	(309)%
% of Revenue	(8.4)%	3.8%

Excluding:
Stock-based compensation expense	13	12

Amortization of acquisition-related intangible assets	3	8
Acquisition, integration and reorganization- related costs	13	2
Impairment of goodwill and other assets	73	-
Marketing Applications net loss – excluded in 2016*	6	*
Non-GAAP Net Income	$62	$44	41%
% of Revenue	12.1%	7.6%

	For the Three Months Ended March 31		Full-Year
Earnings Per Share:	2016	2015	2016 Guidance
GAAP (Loss)/Earnings per share	$(0.36)	$0.15	$0.97 - $1.12
Excluding:
Stock-based compensation expense	0.10	0.08	0.38

Amortization of acquisition-related intangible assets	0.02	0.05	0.05
Acquisition, integration and reorganization- related costs	0.10	0.02	0.18
Impairment of goodwill and other assets	0.56	-	0.55
Marketing Applications loss per share – excluded in 2016	0.05	*	0.22**
Non-GAAP diluted earnings per share	$0.47	$0.30	$2.35 - $2.50

*Represents the results of operations of Teradata’s Marketing Applications business in 2016, which is an adjustment to arrive at non-GAAP results due to the pending sale of the business. 2015 results have not been adjusted due to inclusion of this business in our core operations in 2015.
**The full year 2016 guidance reflects the expectations of the 2016 results of operations of the Teradata Marketing Applications business that we expect to sell around the end of the second quarter of 2016 and the incremental discrete GAAP tax expense associated with the sale.

3.
As described above, the company believes that free cash flow is a useful non-GAAP measure for investors. Teradata defines free cash flow as cash provided/used by operating activities less capital expenditures for property and equipment, and additions to capitalized software. Free cash flow does not have a uniform definition under GAAP and therefore, Teradata’s definition may differ from other companies’ definitions of this measure. Teradata’s management uses free cash flow to assess the financial performance of the company and believes it is useful for investors because it relates the operating cash flow of the company to the capital that is spent to continue and improve business operations. In particular, free cash flow indicates the amount of cash generated after capital expenditures for, among other things, investment in the company’s existing businesses, strategic acquisitions, strengthening the company’s balance sheet, repurchase of the company’s stock and repayment of the company’s debt obligations, if any. Free cash flow does not represent the residual cash flow available for discretionary expenditures since there may be other nondiscretionary expenditures that are not deducted from the measure. This non-GAAP measure is not meant to be considered in isolation, as a substitute for, or superior to, results determined in accordance with GAAP, and should be read only in conjunction with our condensed consolidated financial statements prepared in accordance with GAAP.

	For the Three Months Ended March 31 (in millions)
	2016	2015

Cash provided by operating activities (GAAP)	$251	$222
Less capital expenditures for:
Expenditures for property and equipment	(8)	(17)
Additions to capitalized software	(18)	(15)
Total capital expenditures	(26)	(32)
Free Cash Flow (non-GAAP measure)(3)	$225	$190

Note to Investors
This news release contains forward-looking statements, including statements as to anticipated or expected results, beliefs, opinions and future financial performance, within the meaning of Section 21E of the Securities and Exchange Act of 1934. Forward-looking statements include projections of revenue, profit growth and other financial items, future economic performance and statements concerning analysts’ earnings estimates, among other things. These forward-looking statements are based upon current expectations and assumptions and involve risks and uncertainties that could cause Teradata’s actual results to differ materially. In addition to the factors discussed in this release, other risks and uncertainties could affect our future results, and could cause actual results to differ materially from those expressed in such forward-looking statements. Such factors include those relating to: the global economic environment in general or on the ability of our suppliers to meet their commitments to us, or the timing of purchases by our current and potential customers, and other general economic and business conditions; the rapidly changing and intensely competitive nature of the information technology industry and the data analytics business, including the increased pressure on price/performance for data analytics solutions; fluctuations in our operating results, unanticipated delays or accelerations in our sales cycles and the difficulty of accurately estimating revenues; failure to realize the anticipated benefits of our business transformation program, divestitures, senior management changes, or other restructuring and cost saving initiatives; risks inherent in operating in foreign countries, including the impact of economic, political, legal, regulatory, compliance, cultural, foreign currency fluctuations and other conditions abroad; the timely and successful development, production or acquisition and market acceptance of new and existing products and services, including our ability to accelerate market acceptance of new products and services as well as the reliability, quality, security and operability of new products because of the difficulty and complexity associated with their testing and production; tax rates; turnover of workforce and the ability to attract and retain skilled employees; availability and successful exploitation of new acquisition and alliance opportunities; our ability to execute integration plans for newly acquired entities, including the possibility that expected synergies and operating efficiencies may not be achieved, that such integration efforts may be more difficult, time-consuming or costly than expected, and that operating costs, customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers) may be greater than expected following the transaction; recurring revenue may decline or fail to be renewed; changes in Generally Accepted Accounting Principles (GAAP) and the resulting impact, if any, on the company’s accounting policies; continued efforts to establish and maintain best-in-class and secure internal information technology and control systems; and other factors described from time-to-time in the company’s filings with the U.S. Securities and Exchange Commission, including its annual report on Form 10-K and subsequent quarterly reports on Forms 10-Q, as well as the company’s annual reports to stockholders. The company does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
About Teradata
Teradata (NYSE: TDC) offers a leading portfolio of big data analytic solutions, integrated marketing applications, and services that help organizations gain a sustainable competitive advantage with data. Visit teradata.com.
Get to know Teradata:
Teradata and the Teradata logo are trademarks or registered trademarks of Teradata Corporation and/or its affiliates in the U.S. and worldwide.

INVESTOR CONTACT: Gregg Swearingen Teradata (937) 242-4600 gregg.swearingen@teradata.com	MEDIA CONTACT: Mike O’Sullivan Teradata (937) 242-4786 mike.osullivan@teradata.com
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			Schedule A
TERADATA CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in millions, except per share amounts - unaudited)

	For the Period Ended March 31
	Three Months
	2016	2015	% Chg
Revenue
Products	$194	$241	(20)%
Services	351	341	3%
Total revenue	545	582	(6)%

Product gross margin	116	132
% of Revenue	59.8%	54.8%
Services gross margin	153	145
% of Revenue	43.6%	42.5%
Total gross margin	269	277
% of Revenue	49.4%	47.6%

Selling, general and administrative expenses	174	184
Research and development expenses	57	63
Impairment of goodwill and other assets	80	—
(Loss) income from operations	(42)	30
% of Revenue	(7.7)%	5.2%

Other expense, net	(3)	—
(Loss) income before income taxes	(45)	30
% of Revenue	(8.3)%	5.2%

Income tax expense	1	8
% Tax rate	(2.2)%	26.7%

Net (loss) income	$(46)	$22
% of Revenue	(8.4)%	3.8%

Net (loss) income per common share
Basic	$(0.36)	$0.15
Diluted	$(0.36)	$0.15

Weighted average common shares outstanding
Basic	129.4	145.2
Diluted	129.4	147.7

			Schedule B
TERADATA CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions - unaudited)
	March 31,	December 31,	March 31,
	2016	2015	2015
Assets

Current assets
Cash and cash equivalents	$917	$839	$881
Accounts receivable, net	519	580	583
Inventories	54	49	42
Assets held for sale	139	214	—
Other current assets	48	52	85

Total current assets	1,677	1,734	1,591

Property and equipment, net	131	143	162
Capitalized software, net	190	190	197
Goodwill	384	380	924
Acquired intangible assets	17	22	122
Deferred income taxes	48	41	19
Other assets	17	17	88
Total assets	$2,464	$2,527	$3,103

Liabilities and stockholders' equity

Current liabilities
Current portion of long-term debt	$30	$30	$7
Short-term borrowings	80	180	—
Accounts payable	83	96	148
Payroll and benefits liabilities	118	120	119
Deferred revenue	506	367	492
Liabilities held for sale	55	58	—
Other current liabilities	96	102	84
Total current liabilities	968	953	850

Long-term debt	560	567	593
Pension and other postemployment plan liabilities	81	89	95
Long-term deferred revenue	15	15	16
Deferred tax liabilities	20	28	74
Other liabilities	26	26	31
Total liabilities	1,670	1,678	1,659

Stockholders' equity
Common stock	1	1	1
Paid-in capital	1,158	1,128	1,077
(Accumulated deficit) retained earnings	(297)	(204)	405
Accumulated other comprehensive loss	(68)	(76)	(39)
Total stockholders' equity	794	849	1,444

Total liabilities and stockholders' equity	$2,464	$2,527	$3,103

		Schedule C
TERADATA CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions - unaudited)

	For the Period Ended March 31
	Three Months
	2016	2015
Operating activities
Net (loss) income	$(46)	$22

Adjustments to reconcile net income to net cash provided
by operating activities:
Depreciation and amortization	34	42
Stock-based compensation expense	21	17
Excess tax benefit from stock-based compensation	(1)	—
Deferred income taxes	(10)	(6)
Impairment of goodwill and other assets	80	—
Changes in assets and liabilities:
Receivables	66	37
Inventories	(5)	(4)
Current payables and accrued expenses	(16)	13
Deferred revenue	140	120
Other assets and liabilities	(12)	(19)

Net cash provided by operating activities	251	222

Investing activities
Expenditures for property and equipment	(8)	(17)
Additions to capitalized software	(18)	(15)
Business acquisitions and other investing activities	(3)	—

Net cash used in investing activities	(29)	(32)

Financing activities
Repurchases of common stock	(47)	(269)
Proceeds from long-term borrowings	—	600
Repayments of long-term borrowings	(7)	(247)
Repayments of credit facility borrowings	(100)	(220)
Excess tax benefit from stock-based compensation	1	—
Other financing activities, net	7	6

Net cash used in financing activities	(146)	(130)

Effect of exchange rate changes on cash and cash equivalents	2	(13)

Increase in cash and cash equivalents	78	47
Cash and cash equivalents at beginning of period	839	834

Cash and cash equivalents at end of period	$917	$881

				Schedule D
TERADATA CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions - unaudited)
	For the Three Months Ended March 31
	2016	2015	% Change As Reported	% Change Constant Currency
Segment Revenue

Americas Data and Analytics	$295	$336	(12)%	(11)%
International Data and Analytics	216	208	4%	7%
Total Data and Analytics	511	544	(6)%	(4)%

Marketing Applications	34	38	(11)%	(6)%

Total revenue	545	582	(6)%	(4)%

Segment gross margin

Americas Data and Analytics	164	179
% of Revenue	55.6%	53.3%

International Data and Analytics	97	93
% of Revenue	44.9%	44.7%

Total Data and Analytics gross margin	261	272
% of Revenue	51.1%	50%

Marketing Applications	17	15
% of Revenue	50%	39.5%

Total segment gross margin	278	287
% of Revenue	51%	49.3%

Reconciling items(1)	(9)	(10)

Total gross margin	$269	$277
% of Revenue	49.4%	47.6%

(1) Reconciling items include stock-based compensation, amortization of acquisition-related intangible assets and acquisition, integration and reorganization-related items.